Personal Securities Trading Policy
May 10, 2013

TABLE OF CONTENTS

I.	Introduction			1

II.	Policies Against Insider Trading and Fraud			3
	A.	Policies Against Insider Trading		3
	B.	Anti-Fraud Policies		4

III.	Personal Trading Restrictions and Requirements for RC Associates and Access Persons			5
	A.	Requirements and Restrictions Regarding Personal Trading		5
		1.	Requirements and Restrictions	5
		2.	Additional Restrictions on Personal Trading	6
		3.	Exempted Transactions	7
	B.	Reporting of Personal Securities Accounts, Holdings and Transactions		8
		1.	Securities Accounts and Holdings Reports	8
		2.	Quarterly Transaction and New Account Reports	9

IV.	Personal Trading Restrictions and Requirements for Members of the Boards of Directors of ICMA-RC, VTC AND THE VANTAGEPOINT FUNDS			11
	A.	Directors as “Access Persons”		11
	B.	Requirements and Restrictions Regarding Personal Trading		11
		1.	Periodic Restrictions on Transactions in Shares of The Vantagepoint Funds	11
		2.	Blackout Provision	12
	C.	Reporting of Personal Securities Accounts, Holdings and Transactions		12
		1.	Securities Accounts and Holdings Reports	12
		2.	Quarterly Transaction and New Account Reports	13
		3.	Quarterly Transaction and New Account Reports for Independent Directors of The Vantagepoint Funds and Certain Directors of ICMA-RC and VTC	14

V.	Administration of the Policy; Violations; Sanctions			16
	A.	Identification of Access Persons		16
	B.	Distribution of Policy (and Any Amendments) and Certification		16
	C.	Certifications		16

TABLE OF CONTENTS
(continued)

	D.	Reporting Violations		16
	E.	Review of Reported Violations		16
	F.	Sanctions		17

VI.	Board Reporting; Subadviser Codes; Changes to Policy; Recordkeeping			17
	A.	Board Reporting		17
		1.	Annual Reports to RC, VTC and The Vantagepoint Funds Boards of Directors	17
		2.	Annual Certifications to The Vantagepoint Funds’ Board from The Vantagepoint Funds, VIA and RC Services	18
	B.	Subadviser Codes of Ethics		18
	C.	Board Approval of Material Changes to Policy or Subadviser’s Rule 17j-1 Code		18
	D.	Recordkeeping		19
		1.	Copy of Policy and Amendments	19
		2.	Written Acknowledgements of Receipt	19
		3.	Names of Access Persons	19
		4.	Violations and Sanctions	19
		5.	Transactions and Holdings Reports	19
		6.	Approval of Acquisitions of Securities in Private Offerings	19

GLOSSARY OF KEY TERMS				20

Personal Securities Trading Policy
ICMA Retirement Corporation
Vantagepoint Investment Advisers, LLC
ICMA-RC Services, LLC
Vantagepoint Transfer Agents, LLC
VantageTrust Company, LLC
The Vantagepoint Funds
Last Amended: May 10, 2013
I.	Introduction
This Personal Securities Trading Policy (the “Policy”) has been adopted to meet the personal securities reporting requirements of Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”). Under Rule 204A-1, every registered investment adviser must establish, maintain and enforce written procedures that require, among other things, the adviser’s “access persons” to periodically report their personal securities transactions, holdings and accounts.1
This Policy also has been adopted to meet the requirements of Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”).2 It is based on the principle that all persons associated with The Vantagepoint Funds, its investment adviser and its principal underwriter/distributor owe a fiduciary duty to the shareholders of The Vantagepoint Funds to conduct their affairs, including their personal securities transactions, in such a manner as to avoid: (i) placing their own personal interests ahead of the interests of The Vantagepoint Funds’ shareholders; (ii) taking advantage of their positions with their respective employers for their own personal gain; and (iii) actual or potential conflicts between their interests and those of The Vantagepoint Funds and its shareholders, or the appearance of such conflicts of interest. This Policy also reflects the requirement of Rule 17j-1 that each investment company, its adviser(s) and its underwriter(s) use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Policy.
ICMA Retirement Corporation (“ICMA-RC”) is an investment adviser registered as such under the Advisers Act and serves as investment adviser to VantageTrust Company, LLC (“VTC”) with respect to VantageTrust, a group trust established and maintained by VTC that owns a majority of the shares of The Vantagepoint Funds. VTC is a subsidiary of ICMA-RC.

[1]	ICMA Retirement Corporation and Vantagepoint Investment Advisers, LLC, both investment advisers registered as such under the Advisers Act, have adopted a code of ethics that complies with the other requirements of Rule 204A-1.

[2]	This Policy also has been adopted pursuant to Section 15(f) of the Securities Exchange Act of 1934 and Section 204A of the Advisers Act.

Vantagepoint Investment Advisers, LLC (“VIA”) is an investment adviser registered as such under the Advisers Act and serves as investment adviser of The Vantagepoint Funds. The Vantagepoint Funds is an open-end investment company that is registered under the 1940 Act. ICMA-RC Services, LLC (“RC Services”) serves as distributor for The Vantagepoint Funds’ shares. Vantagepoint Transfer Agents, LLC (“VTA”) serves as The Vantagepoint Funds’ transfer agent. VIA, VTA and RC Services are subsidiaries of ICMA-RC.
Together, ICMA-RC, VTC, VIA, VTA and RC Services are referred to in this Policy as the “RC Companies.”
This Policy applies to all RC Associates (as defined in the attached Glossary) and to each member of the Board of Directors of ICMA-RC, the Board of Directors of VTC, and The Vantagepoint Funds’ Board of Directors, and each person subject to this Policy hereby agrees to abide by its terms. All RC Associates can access this Policy and reporting forms through the ICMA-RC intranet under Policies, Compliance Documents.
We have implemented Protegent Personal Trading Assistant (“Protegent PTA”), an easy to use electronic system that is designed to enhance each Access Person’s ability to comply with requirements of this Policy. In using the Protegent PTA system, RC Associates deemed to be Access Persons under the Code of Ethics will have the ability to electronically:
▪	Obtain personal securities transaction authorization;

▪	Submit annual reports/certifications of all securities holdings and accounts; and

▪	Submit quarterly reports of broker accounts and personal securities transactions.
Section II contains certain policies against insider trading and fraud that apply to all persons subject to this Policy.
Section III contains certain policies and reporting requirements for all “RC Associates” and all “Access Persons” (except the directors referenced below who are not also RC Associates).
Section IV contains certain policies and reporting requirements for members of the Boards of Directors of ICMA-RC, VTC and The Vantagepoint Funds (except those directors who are also RC Associates; such directors should refer to Section III, not Section IV).
Key terms are defined in the attached Glossary and are presented below in bold face type upon first use. Please review these definitions carefully.
Please direct any questions about this Policy to the ICMA-RC Compliance Department or General Counsel.

II.	Policies Against Insider Trading and Fraud
A.	Policies Against Insider Trading
Federal law prohibits the purchase or sale of a security by any person on the basis of material3, non-public4 information about that security or its issuer in breach of a duty of trust or confidence that is owed directly, indirectly or derivatively to the issuer of the security or its shareholders or to any other person who is the source of the information. It is also illegal to communicate such information to any other person in connection with a purchase or sale of a security. In addition, federal and state law make it unlawful for an investment adviser or its personnel to defraud or deceive an advisory client or otherwise breach their fiduciary duty to the client, including through the misuse of material, non-public information about or belonging to an advisory client, such as The Vantagepoint Funds.
It is the policy of the RC Companies and The Vantagepoint Funds that all RC Associates and all members of the Board of Directors of ICMA-RC, VTC or The Vantagepoint Funds must comply with all applicable provisions of Federal and state securities laws and rules relating to the misuse of material non-public information. If an RC Associate or a director acquires material, non-public information as a result of his or her relationship with the RC Companies, The Vantagepoint Funds, or a special or a confidential relationship with another person, such as an issuer, that person shall not communicate the information to anyone else or take investment action based on such information.5

[3]	“Material” information means anything (including but not limited to any price sensitive corporate or market information) that a reasonable investor would consider important in determining whether to purchase, sell or hold a security or, if publicly disclosed, would be reasonably likely to affect the market value of a security. Examples include, but are not limited to, information relating to: financial forecasts or projections, contemplated mergers or acquisitions, changes in management, major litigation, significant products or discoveries, pending rating changes, financial liquidity or the gain or loss of a significant customer or supplier.

[4]	Information is non-public until it has been broadly disseminated or made available to the general public, such as by press release carried by a major news service, a major news publication or a public filing made with a regulatory agency. Rumors, even if widespread or accurate, do not make inside information “public” and, therefore, do not relieve persons from the prohibitions on insider trading.

[5]	VIA, as a manager of managers for The Vantagepoint Funds, does not directly manage The Vantagepoint Funds’ investments on a day-to-day basis, with the exception of The Vantagepoint Funds’ temporary cash balances and investments in shares of other registered investment companies (including certain series of The Vantagepoint Funds) made by certain series of The Vantagepoint Funds (e.g., Vantagepoint Model Portfolio Funds, Vantagepoint Milestone Funds). Instead, VIA oversees “Subadvisers” that manage the portfolio of each series of The Vantagepoint Funds (each a “series”) and make day-to-day investment decisions for each series. This structure significantly limits, although it does not eliminate entirely, the possibility that most persons working at the RC Companies would possess or have access to knowledge about The Vantagepoint Funds’ current or proposed portfolio transactions or holdings that could lead to a violation of this Policy. In addition, with respect to the Vantagepoint Model Portfolio Funds and the Vantagepoint Milestone Funds, VIA does not use non-public portfolio holdings information about underlying series to make asset allocation or rebalancing decisions for the Model Portfolio or Milestone Funds. Also, VIA does not have access to proposed or current subadviser decisions
(continued...)

B.	Anti-Fraud Policies
No RC Company and no RC Associate shall:
•	Employ any device, scheme or artifice to defraud any advisory client or prospective advisory client;

•	Engage in any transaction, practice or course of business that operates as a fraud or deceit upon any advisory client or prospective advisory client; or

•	Engage in any act, practice or course of business that is fraudulent, deceptive or manipulative.
Further, no RC Company, no RC Associate and no member of the Board of Directors of ICMA-RC, VTC or The Vantagepoint Funds shall:
•	Employ any device, scheme, or artifice to defraud The Vantagepoint Funds;

•	Make to The Vantagepoint Funds any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made to The Vantagepoint Funds, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on The Vantagepoint Funds; or

•	Engage in any manipulative practice with respect to The Vantagepoint Funds.
In furtherance of the above, with respect to investments in The Vantagepoint Funds, no RC Company, no RC Associate and no member of the “RC Board,” the “VTC Board” or the Board of Directors of The Vantagepoint Funds may purchase or redeem shares of any series of The Vantagepoint Funds in violation of the applicable policies and restrictions set forth in The Vantagepoint Funds’ prospectus, including, but not limited to, the restrictions limiting the frequency of transfers into and out of the same series that are designed to prevent so-called “market timing” and protect the interests of long-term investors in the series.

(...continued)

to buy or sell particular portfolio securities for an underlying series until the day after the decision is implemented. This further limits the possibility that VIA, its affiliates or any of their employees would have access to information that may lead to a violation of the Policy.

III.	Personal Trading Restrictions and Requirements for RC Associates and Access Persons (Other Than Directors of ICMA-RC, VTC or The Vantagepoint Funds)[6]
A.	Requirements and Restrictions Regarding Personal Trading
The following requirements and restrictions apply to the personal trading activities of RC Associates and/or Access Persons, as indicated below. Certain exceptions to these restrictions are discussed in Subsection A.3 below.
1.	Requirements and Restrictions
a.	Prior Approval. Access Persons must receive prior approval from a “Designated Compliance Officer” before:
(i)	acquiring or disposing of any beneficial ownership of any “Covered Security” (see definition of “Beneficial Owner” in Glossary); or

(ii)	acquiring beneficial ownership of any Security in a “Private Offering.”[7]
Transactions in shares of The Vantagepoint Funds are excepted from this prior approval requirement.
Requests for approval shall be made by submitting a request to a Designated Compliance Officer electronically via Protegent PTA or through the “Insider Trading” e-mail address. Access Persons may only place “good for the day” orders and must place orders for approved transactions on the same day on which the approval was granted.
b.	Blackout Periods. No Access Person may, directly or indirectly, acquire or dispose of any beneficial ownership of any Covered Security (excluding shares of The Vantagepoint Funds) or any related Security (such as an option on the Covered Security or a Security convertible or exchangeable into the Covered Security):
(i)	within five (5) business days after the time that the same Covered Security is purchased or sold by a series (a contemporaneous purchase or sale of a Covered Security by a Vantagepoint Index Fund will not trigger this blackout period restriction); or

[6]	Those directors who are also RC Associates should refer to and comply with Section III, not Section IV.

[7]	There are no exceptions to the pre-approval requirement for Private Offerings.

(ii)	at any time when the person has actual knowledge that a Covered Security is being purchased or sold, or recommended or considered for purchase or sale, by a series until the later of: (a) five (5) business days after the series’ purchase or sale transaction in such Covered Security has been completed or (b) the date that the Covered Security is no longer being recommended or considered for purchase or sale by the series.
c.	Initial Public Offerings. No RC Associate or Access Person shall acquire beneficial ownership of any Security in an “Initial Public Offering.”
2.	Additional Restrictions on Personal Trading
a.	Periodic Restrictions on Transactions in Shares of The Vantagepoint Funds. From time to time, personal transactions in shares of The Vantagepoint Funds may be restricted. The need for such restrictions generally may arise due to one or more Access Persons coming into possession of potentially material, non-public information about The Vantagepoint Funds, and personal transactions of affected Access Persons are restricted as a result. Access Persons and any other appropriate parties are notified via e-mail by the ICMA-RC Compliance Department when a restriction is imposed and when the restriction is removed. Normal monitoring of transactions in shares of The Vantagepoint Funds are carried out during periods when a restriction is in place.

b.	Prohibition Against Transactions in Securities of Certain Business Associates of ICMA-RC or The Vantagepoint Funds. Access Persons may not acquire or dispose of beneficial ownership in Securities issued by any company that, directly or through a control relationship with another company, has a “substantial business relationship” with The Vantagepoint Funds or any RC Company. A “substantial business relationship” is generally interpreted as a business relationship with an entity that is not traded on a “National Market System” and with a contract value in excess of $250,000 per calendar year. The ICMA-RC Compliance Department will maintain and distribute upon request to Access Persons a list of such companies.

c.	Blackout for RC Associates Who are Not Access Persons. If any RC Associate who is not also an Access Person[8] obtains information about a pending transaction in a Covered Security for a series or

[8]	Access Persons are subject to the blackout provisions in Subsection A.1.b.

about a transaction in a Covered Security that is being recommended or considered for a series, the person may not acquire or dispose of beneficial ownership in that Covered Security until the later of: (i) five (5) business days from the date such knowledge is gained, or (ii) the date the transaction is completed or is no longer being considered for the series.
3.	Exempted Transactions
Unless otherwise noted, the following transactions are exempted from the restrictions in Subsections A.1.a.i, A.1.b, A.2.b and A.2.c only. Exempted transactions remain subject to the reporting requirements described later in this Policy.
a.	Transactions effected in any account over which the person has no direct or indirect influence or control.

b.	Transactions in shares of a “Third-Party Mutual Fund.”

c.	Any transaction in a Security involving $1,000 or less. This exemption shall not be used as a means to circumvent the Blackout Periods as described in Section III.A.1.b and III.A.2.c. It will be deemed a violation of this policy for an Access Person to trade a security or an option on the security in principal amounts of $1,000 or less for a series of days during a Blackout Period.

d.	Any acquisition of a Security effected pursuant to an “Automatic Investment Plan.”[9]

e.	Acquisitions of Securities in a “pro-rata” rights offering. The Securities must have been acquired by exercising rights that were issued by a company “pro-rata” to all shareholders of the same class of Securities. The rights must have been acquired from the issuing company. Dispositions of any rights acquired from the issuer in this type of pro rata rights offering are also exempted.

f.	Transactions in Securities that are non-volitional (i.e., without choice or will).

g.	Any transaction in a Security that a Designated Compliance Officer, upon investigation, determines to present no reasonable likelihood or potential for harm to The Vantagepoint Funds or its shareholders. The Designated Compliance Officer must document his or her rationale for approving any such transaction.

[9]	Any acquisition, however, that overrides the pre-set schedule or allocations of the Automatic Investment Plan is not exempted.

Any questions about these exemptions should be directed to the ICMA Compliance Department.
B.	Reporting of Personal Securities Accounts, Holdings and Transactions
As set forth in Subsection B.1 below, Access Persons are required to submit initial and annual reports of Covered Securities holdings and of accounts that hold any Securities (“Securities Accounts and Holdings Reports”).
As set forth in Subsection B.2 below, Access Persons are required to submit quarterly reports of transactions in Covered Securities and of accounts that hold any Securities (“Quarterly Transaction and New Account Reports”).
Certain of these reports are mandated by SEC regulations and, therefore, no exceptions or waivers to mandated reporting requirements will be granted.
1.	Securities Accounts and Holdings Reports
Every Access Person must, shortly after becoming an Access Person and annually thereafter, disclose all accounts in which any Securities are held for the direct or indirect benefit of the person and all holdings in Covered Securities in which the Access Person has any direct or indirect Beneficial Ownership (including Securities accounts and Covered Securities holdings of certain family members; please see definition of Beneficial Owner the Glossary).
These reports must include all Covered Securities holdings — including those resulting from transactions which are exempt from Quarterly Transaction and New Accounts Reports (as described later in this Policy). The only Covered Securities holdings that are not required to be reported are Covered Securities held in accounts over which the Access Person does not have any direct or indirect influence or control (e.g., blind trusts). These reports also must include all Securities accounts, even those accounts holding only those Securities excluded from the definition of Covered Security. For each Securities account reported, include the name of the broker, dealer or bank with whom the Access Person established the account, the date the account was established and the date that the report is submitted by the Access Person. If the Securities account allows you to trade or hold Covered Securities, then the account number and the name and address of the broker, dealer or bank with whom the Access Person established the account is required to facilitate the receipt of duplicate statements and confirmations.

Securities Accounts and Holdings Reports must be submitted even if the Access Person has duplicate account statements and/or confirmations for personal accounts delivered to a Designated Compliance Officer as described below.
These reports must be submitted electronically through Protegent PTA. If electronic submission is not possible, completed paper report form(s) must be submitted to a Designated Compliance Officer (paper report forms can be obtained on the ICMA-RC Intranet in the Policies section under Compliance Documents or will be provided upon request by the Designated Compliance Officer). The deadlines for these reports are as follows.
•	Initial Securities Accounts and Holdings Reports must be submitted within ten (10) calendar days of becoming an Access Person. All information included in the report must be current as of a date no more than forty-five (45) calendar days prior to becoming an Access Person.
•	Annual Securities Accounts and Holdings Reports must be submitted by February 14th of each year (or the following business day if the 14th falls on a holiday or weekend). The information included in the report must be current as of December 31st of the previous year
2.	Quarterly Transaction and New Account Reports
Each Access Person must submit a Quarterly Transaction and New Account Report with respect to:
•	transactions in any Covered Securities in which the Access Person had any direct or indirect beneficial ownership; and

•	any bank, brokerage, mutual fund company or other account established during the quarter in which any Securities (not just Covered Securities) were held for the direct or indirect benefit of the Access Person. For each Securities account reported, include the name of the broker, dealer or bank with whom the Access Person established the account, the date the account was established and the date that the report is submitted by the Access Person. If the Securities account does not allow you to trade or hold Covered Securities, a Mutual Fund Only Disclosure should be completed in Protegent PTA. If the Securities account allows you to trade or hold Covered Securities, the account should be reported in the Broker Account Certification in Protegent PTA and the account number and the name and address of the broker, dealer or bank with whom the Access Person established the account is required to facilitate the receipt of duplicate statements and confirmations. In certain instances where the broker, dealer or bank is not required to provide duplicate statements for an account holding Covered Securities, the Access Person will be required to provide statements to a Designated Compliance Officer.

An Access Person is not required to report the following transactions on Quarterly Transaction and New Account Reports:
•	Transactions in Covered Securities effected pursuant to an Automatic Investment Plan;[10]

•	Transactions reported in duplicate brokerage account statements or trade confirmations received electronically via Protegent PTA or by the Designated Compliance Officer, if all of the required information is included on such statements/confirmations and the confirmations or account statements are received by the Designated Compliance Officer within thirty (30) calendar days of the close of each calendar quarter; and

•	Transactions in accounts over which the Access Person does not have influence or control over investment decisions (e.g., a blind trust).
Quarterly Transaction and New Account Reports must be submitted electronically via Protegent PTA. If electronic submission is not possible, completed paper report form(s) must be submitted to a Designated Compliance Officer (paper report forms can be obtained on the ICMA-RC Intranet in the Policies section under Compliance Documents or will be provided upon request by the Designated Compliance Officer). Reports are due no later than thirty (30) calendar days after the end of each calendar quarter. If there are no transactions or accounts to report for a particular quarter, the report must be submitted noting that there is nothing to report.

[10]	Any transaction, however, that overrides the pre-set schedule or allocations of the automatic investment plan must be included in a Quarterly Transaction and New Account Report.

IV.	Personal Trading Restrictions and Requirements for Members of the Boards of Directors of ICMA-RC, VTC and the VANTAGEPOINT FUNDS[11]
A.	Directors as “Access Persons”
Under normal circumstances, directors of ICMA-RC and VTC who are not also RC Associates will not be “Access Persons” under this Policy solely because they serve on the ICMA-RC Board or VTC Board. These “independent” directors are subject to limited personal securities reporting requirements, as described in Subsection C.3 below. Directors of ICMA-RC or VTC who have been designated as Access Persons under this Policy must comply with the reporting requirements for Access Persons described in Subsections C.1 and 2 below.
All directors of The Vantagepoint Funds are automatically classified as Access Persons, but Independent Directors of The Vantagepoint Funds are generally excepted from the reporting requirements for Access Persons described in this Section IV. Independent Directors have certain limited personal trade reporting requirements as in Subsection C.3 below. Other directors of The Vantagepoint Funds, including The Vantagepoint Funds’ Class III director, must comply with the full reporting requirements for Access Persons described in Subsections C.1 and 2 below.
B.	Requirements and Restrictions Regarding Personal Trading
The following restrictions apply to the personal trading activities of the directors of ICMA-RC, VTC and The Vantagepoint Funds:
1.     Periodic Restrictions on Transactions in Shares of The Vantagepoint Funds
From time to time, acquisitions and dispositions of shares of The Vantagepoint Funds may be restricted. The need for such restrictions generally may arise due to one or more Access Persons coming into possession of potentially material, non-public information about The Vantagepoint Funds, and personal securities transactions of affected Access Persons are restricted as a result. Access Persons and any other appropriate parties are notified via e-mail by the ICMA-RC Compliance Department when a restriction is imposed and when the restriction is removed. Normal monitoring of transactions in shares of The Vantagepoint Funds are carried out during periods when a restriction is in place.

[11]	Those directors who are also RC Associates should refer to and comply with Section III, not Section IV.

2.	Blackout Provision
If any member of the RC Board, the VTC Board or The Vantagepoint Funds’ Board of Directors obtains information about a pending transaction in a Covered Security for a series or about a transaction in a Covered Security that is being recommended or considered for a series, the person may not trade in such Covered Security until the later of: (i) five (5) business days from the date such knowledge is gained, or (ii) the date the transaction is completed or is no longer being considered for that series.
C.	Reporting of Personal Securities Accounts, Holdings and Transactions
As set forth in Subsection C.1 below, all Access Persons, except for Independent Directors of The Vantagepoint Funds, are required to submit initial and annual reports of Covered Securities holdings and of accounts that hold any Securities (“Securities Accounts and Holdings Reports”).
As set forth in Subsection C.2 below, all Access Persons, except for Independent Directors of The Vantagepoint Funds, are required to submit quarterly reports of transactions in Covered Securities and of accounts that hold any Securities (“Quarterly Transaction and New Account Reports”).
As set forth in Subsection C.3 below, directors of the RC Board or the VTC Board who are not RC Associates and otherwise have not been designated as Access Persons under this Policy, and Independent Directors of The Vantagepoint Funds, have limited quarterly reporting obligations under certain specified circumstances. These directors are not required to comply with the general reporting requirements for Access Persons in Subsections C.1 and 2 below.
These reports are mandated by SEC regulations and, therefore, no exceptions or waivers to mandated reporting requirements will be granted.
1.	Securities Accounts and Holdings Reports
Every Access Person, other than an Independent Director of The Vantagepoint Funds who would be required to make a report solely by reason of being a director of The Vantagepoint Funds, must, shortly after becoming an Access Person and annually thereafter, disclose all accounts in which any Securities are held for the direct or indirect benefit of the person and all holdings in Covered Securities in which the Access Person has any direct or indirect Beneficial Ownership (including accounts and holdings of certain family members; please see definition of Beneficial Owner the Glossary).
These reports must include all Covered Securities holdings — including those resulting from transactions which are exempt from Quarterly Transaction and New Accounts Reports (as described later in this Policy). The only Covered

Securities holdings that are not required to be reported are Covered Securities held in accounts over which the Access Person does not have any direct or indirect influence or control (e.g., blind trusts). These reports also must include all Securities accounts, even those accounts holding only those Securities excluded from the definition of Covered Security.
Securities Accounts and Holdings Reports must be submitted even if the Access Person has duplicate account statements and/or confirmations for personal accounts delivered to a Designated Compliance Officer as described later in this Policy.
These reports may be submitted electronically using Protegent PTA. If electronic submission is not possible, completed paper report form(s) must be submitted to a Designated Compliance Officer (paper report forms can be obtained on the ICMA-RC Intranet in the Policies section under Compliance Documents or will be provided upon request by the Designated Compliance Officer). The deadlines for these reports are as follows.
•	Initial Securities Accounts and Holdings Reports must be submitted within ten (10) calendar days of becoming an Access Person. All information included in the report must be current as of a date no more than forty-five (45) calendar days prior to the person becoming an Access Person.
•	Annual Securities Accounts and Holdings Reports must be submitted by February 14th of each year (or the following business day if the 14th falls on a holiday or weekend). The information included in the report must be current as of December 31st of the previous year.
2.	Quarterly Transaction and New Account Reports
Each Access Person, other than an Independent Director of The Vantagepoint Funds who would be required to make a report solely by reason of being a director of The Vantagepoint Funds, must submit a Quarterly Transaction and New Account Report with respect to:
•	transactions in any Covered Securities in which the Access Person had any direct or indirect beneficial ownership; and

•	any bank, brokerage, mutual fund company or other account established during the quarter in which any Securities (not just Covered Securities) were held for the direct or indirect benefit of the Access Person. If the Securities account does not allow you to trade or hold Covered Securities, a Mutual Fund Only Disclosure should be completed. If the Securities account allows you to trade or hold Covered Securities, the account should be reported in a Broker Account Certification and the account number and the name and address of the broker, dealer or bank with whom the Access Person established the account is required to facilitate the receipt of duplicate statements and confirmations. In certain instances where the broker, dealer or bank is not required to provide duplicate statements for an account holding Covered Securities, the Access Person will be required to provide statements to a Designated Compliance Officer.

An Access Person is not required to report the following transactions on Quarterly Transaction and New Account Reports:
•	Transactions in Covered Securities effected pursuant to an Automatic Investment Plan;[12]

•	Transactions reported in duplicate brokerage account statements or trade confirmations received electronically via Protegent PTA or by the Designated Compliance Officer, if all of the required information is included on such statements/confirmations and the confirmations or account statements are received by the Designated Compliance Officer within thirty (30) calendar days of the close of each calendar quarter; and

•	Transactions in accounts over which the Access Person does not have influence or control over investment decisions (e.g., a blind trust).
Quarterly Transaction and New Account Reports may be submitted electronically on Protegent PTA. If electronic submission is not possible, completed paper report form(s) must be submitted to a Designated Compliance Officer (paper report forms can be obtained on the ICMA-RC Intranet in the Policies section under Compliance Documents or will be provided upon request by the Designated Compliance Officer). If there are no transactions or accounts to report for a particular quarter, the report must be submitted noting that there is nothing to report.
3.	Quarterly Transaction and New Account Reports for Independent Directors of The Vantagepoint Funds and Certain Directors of ICMA-RC and VTC
Members of the RC Board and VTC Board who are not also RC Associates and who otherwise have not been designated as Access Persons under this Policy, as well as Independent Directors of The Vantagepoint Funds, shall report transactions in Covered Securities in which the director had any direct or indirect beneficial ownership on a Quarterly Transaction and New Account Report only if the director knew or should have known, at the time of each such transaction, that, during the fifteen (15) calendar day period immediately preceding or following the date of the transaction, the same Covered Security was purchased or sold or was “being considered for purchase or sale” by a series or its investment adviser or Subadviser.

[12]	Any transaction, however, that overrides the pre-set schedule or allocations of the Automatic Investment Plan must be included in a Quarterly Transaction and New Account Report.

The “should have known” standard does not: imply a duty of inquiry; presume that a director can deduce or extrapolate from presentations or discussions about a series’ investment strategies; or impute knowledge from awareness of a series’ holdings, policies, objectives and restrictions.
This Subsection C.3 does not apply to members of the RC Board or VTC Board who are RC Associates or who have otherwise been designated as Access Persons under this Policy. Further, this subsection does not apply to the Class III director of The Vantagepoint Funds, or to any other directors of The Vantagepoint Funds who are “interested persons” of The Vantagepoint Funds. All of the aforementioned directors are subject to the full initial, annual and quarterly reporting requirements for Access Persons described in Subsections C.1 and 2 above.

V.	Administration of the Policy; Violations; Sanctions
A.	Identification of Access Persons
The ICMA-RC Compliance Department will identify all Access Persons and inform them of their reporting and other obligations under this Policy. Further, the ICMA-RC Compliance Department, in consultation with the ICMA-RC Human Resources Department, will assess on a case-by-case basis whether independent contractors, consultants and temporary or contract employees of the RC Companies are or shall be deemed to be Access Persons and/or RC Associates for purposes of this Policy.
B.	Distribution of Policy (and Any Amendments) and Certification
The ICMA-RC Compliance Department will provide or arrange to provide every person covered by this Policy with a copy of the Policy and any amendments thereto. Each RC Associate shall certify and acknowledge receipt thereof (see below).
C.	Certifications
Upon receipt of a copy of the Policy (and any amendments thereto), each person covered by this Policy, other than members of the RC Board, the VTC Board or the Board of Directors of The Vantagepoint Funds who are not also RC Associates, shall certify electronically through Protegent PTA or an acknowledgement form delivered by e-mail that he or she: (1) has received, read and understands the Policy; (2) has complied (or will comply, as applicable) with its applicable requirements; and (3) has reported (or will report, as applicable) any and all transactions, holdings and accounts required to be reported pursuant to this Policy.
D.	Reporting Violations
All known or suspected violations of this Policy must be reported promptly to the Chief Compliance Officer of ICMA-RC, VIA and The Vantagepoint Funds.
E.	Review of Reported Violations
As applicable, the President or Chief Compliance Officer of The Vantagepoint Funds, the President of VTC and the Chief Executive Officer of ICMA-RC shall report all material violations of this Policy to, respectively, The Vantagepoint Funds’ Board of Directors, the RC Board and the VTC Board at their respective board meetings following such violation.

F.	Sanctions
In response to a violation of this Policy, the President of the relevant RC Company or The Vantagepoint Funds (as applicable), in consultation with the relevant Chief Compliance Officer (if any) may impose such sanctions as he or she deems appropriate, including but not limited to, forfeiture of future discretionary compensation, a letter of censure, or suspension or termination of employment or association with the relevant entity(ies). In response to any violation of this Policy by an RC Associate, the RC Associate should expect that, at a minimum, the violation will be reported to the associate’s manager and the RC Associate will receive a warning from the ICMA-RC Compliance Department. Repeat violations will result in disciplinary actions and could possibly result in termination of employment.
G.	Review of Reports
The Chief Compliance Officer of The Vantagepoint Funds (or his or her designees) and the ICMA-RC Compliance Department shall review reports submitted pursuant to this Policy for compliance with this Policy, the principles set forth herein, and applicable law.
VI.	Board Reporting; Subadviser Codes; Changes to Policy; Recordkeeping
A.	Board Reporting
1.	Annual Reports to RC, VTC and The Vantagepoint Funds Boards of Directors
An annual report relating to this Policy shall be presented to the RC Board, the VTC Board and The Vantagepoint Funds’ Board of Directors. Such report shall:
(a)	summarize the current Policy and any material changes made during the year;

(b)	describe any issues arising under the Policy since the last report, including information about material violations of the Policy and sanctions imposed in response to those violations;

(c)	discuss whether any significant waivers from the Policy’s requirements were granted during the year; and

(d)	identify any recommended changes in existing restrictions or procedures based on relevant entity’s experience under this Policy, evolving industry practices, or developments in applicable laws or regulations.

2.	Annual Certifications to The Vantagepoint Funds’ Board from The Vantagepoint Funds, VIA and RC Services
The Vantagepoint Funds’ Chief Compliance Officer, on behalf of The Vantagepoint Funds, VIA, and RC Services shall certify annually to The Vantagepoint Funds’ Board of Directors that each has adopted procedures reasonably necessary to prevent its “access persons” from violating the provisions of this Policy.
B.	Subadviser Codes of Ethics
Each Subadviser is expected to adopt a written code of ethics governing personal investment activity that meets the requirements of Rule 17j-1 (“Rule 17j-1 Code”)13. Any person that is an “access person” (as defined in Rule 17j-1) of a Subadviser shall be subject to and comply with the Rule 17j-1 Code of such Subadviser. Each Subadviser shall submit a copy of its Rule 17j-1 Code for approval of The Vantagepoint Funds’ Board of Directors prior to being hired.
Each Subadviser annually shall furnish to The Vantagepoint Funds’ Board of Directors a written report of any issues arising under its Rule 17j-1 Code, including a report of any material violations and any sanctions imposed in response to those violations. Each Subadviser will also certify annually that it has adopted procedures reasonably necessary to prevent its access persons from violating the provisions of its Rule 17j-1 Code.
C.	Board Approval of Material Changes to Policy or Subadviser’s Rule 17j-1 Code
The Vantagepoint Funds’ Board of Directors must approve any material change to this Policy or to any Subadviser’s Rule 17j-1 Code no later than six (6) months after adoption of the material change. Before approving any such changes, The Vantagepoint Funds’ Chief Compliance Officer, on behalf of The Vantagepoint Funds, or the Subadviser (as applicable) shall certify to the Board of Directors of The Vantagepoint Funds that The Vantagepoint Funds (or the Subadviser, as applicable) has adopted procedures reasonably necessary to prevent The Vantagepoint Funds’ or the Subadviser’s “access persons” from violating the Policy, as amended.

[13]	Each Subadviser is also expected to adopt a written code of ethics in accordance with Rule 204A-1 under the Investment Advisers Act of 1940.

D.	Recordkeeping
The following records with respect to this Policy shall be kept and maintained by ICMA-RC, VIA and The Vantagepoint Funds (as applicable) in accordance with applicable law, including Rule 17j-1 and applicable rules under the Advisers Act:
1.	Copy of Policy and Amendments — A copy of this Policy, any amendments thereto, and any alternative versions that were in effect at any time within the past five years;

2.	Written Acknowledgements of Receipt — A record of the written acknowledgments of receipt of this Policy and any amendments thereto provided by any person who is, or who was at any time within the past five years required to submit such an acknowledgment under the Policy;

3.	Names of Access Persons — A record of the names of all persons that currently or that within the past five years were “access persons” of ICMA-RC, VIA or The Vantagepoint Funds, and of all persons responsible for reviewing the reports submitted under the Policy;

4.	Violations and Sanctions — A record of any violation of this Policy and of any action taken as a result of the violation for a period of five years from the end of the fiscal year in which the violation occurred;

5.	Transactions and Holdings Reports — A record of each transaction and holdings report submitted under the Policy (such record shall be maintained for at least five years after the end of the fiscal year in which the report is made); and

6.	Approval of Acquisitions of Securities in Private Offerings — A record of any decision, and the reasons supporting the decision, to permit the acquisition of a Security in a Private Offering pursuant to the Policy, for at least five years after the end of the fiscal year in which any such approval was granted.

GLOSSARY OF KEY TERMS
Access Person. Includes:
(a)	Officers and LLC Managers — All officers and LLC Managers of any RC Company or The Vantagepoint Funds; and all persons holding the business title of Vice President or above of any RC Company;

(b)	RC Associates in Certain Divisions/Departments — All RC Associates in the Investments Division, the Finance Division, the Internal Audit Department, the Compliance Department or the Legal Department of an RC Company;

(c)	RC Associates and Directors With Access — Any RC Associate and any director of ICMA-RC who has access to nonpublic information regarding any client’s purchase or sale of Covered Securities, or nonpublic information regarding The Vantagepoint Funds’ portfolio holdings, or who is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic;

(d)	Certain Other RC Associates and Certain RC and VTC Directors — Any RC Associate and any director of ICMA-RC or VTC who, in connection with his/her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by a series whether through interaction with a Subadviser, The Vantagepoint Funds’ custodian or otherwise, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(e)	Vantagepoint Fund Directors — All directors of The Vantagepoint Funds.
“Independent” Directors of ICMA-RC or VTC — Under normal circumstances, directors of ICMA-RC and VTC who are not also RC Associates (i.e., “independent” directors of ICMA-RC or VTC) will not be “Access Persons” under this Policy solely because they serve on the ICMA-RC Board or VTC Board. However, these directors are subject to certain general provisions in this Policy, as well as certain limited personal trade reporting requirements, as described in Section IV of the Policy.[14]

Directors of The Vantagepoint Funds — Independent Directors of The Vantagepoint Funds are automatically classified as Access Persons, but are generally excepted from the reporting provisions for Access Persons described in Section IV of the Policy. Independent Directors, however, have certain limited personal trade reporting requirements, as described in Section IV.

[14]	ICMA-RC’s directors are not presumed to be “access persons” under this Policy because providing investment advice is not ICMA-RC’s primary business. Under Advisers Act Rule 204A-1, all of an adviser’s directors, officers and partners are presumed to be “access persons” if the adviser’s primary business is providing investment advice.

Other directors of The Vantagepoint Funds, including The Vantagepoint Funds’ Class III director must comply with the reporting requirements for Access Persons set out in Section IV. All directors of The Vantagepoint Funds are subject to certain general provisions of the Policy.
Automatic Investment Plan. An Automatic Investment Plan is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.
Being purchased or sold. A Security is “being purchased or sold” from the time when a purchase or sale of the Security on behalf of The Vantagepoint Funds or a series has been recommended, or communicated to the person who places buy or sell orders on behalf of a series, by the Adviser or a subadviser of The Vantagepoint Funds or any series until the time that such transaction has been completed or terminated.
Beneficial Owner. Any person who has or shares, directly or indirectly, a pecuniary interest in a Security, within the meaning of Rule 16a-1(a)(2) of the Securities Exchange Act of 1934. “Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Security. An indirect interest includes, but is not limited to, Securities held by members of your immediate family who share your household, including your spouse, children, stepchildren and grandchildren, parents, grandparents, step-parents, brothers and sisters, and any of your in-laws (parents, children, siblings), and includes adoptive relationships.
Covered Security. Any Security, including:
•	shares of The Vantagepoint Funds;

•	shares of exchange-traded funds (“ETFs”) organized as open-end investment companies or unit investment trusts;

•	interests in or shares of offshore funds;

•	interests in or shares of unregistered funds (such as hedge funds); and

•	shares of closed-end investment companies.
But excluding:
•	direct obligations of the U.S. Government;

•	bankers’ acceptances;

•	bank certificates of deposit;

•	commercial paper;

•	high quality short-term debt instruments (including repurchase agreements);[15] and

•	shares of Third-Party Mutual Funds.

[15]	“High quality short-term debt instrument” means any instrument with maturity of less than 366 days and rated in one of the highest two rating categories by a national rating organization (or which is unrated but is of comparable quality).

Designated Compliance Officer. The person or persons who may be designated from time to time by, respectively, the President or Chief Compliance Officer of The Vantagepoint Funds, the President of VTC and/or the Chief Executive Officer or Chief Compliance Officer of ICMA-RC to administer the provisions of this Policy.
Independent Directors of The Vantagepoint Funds. Those directors of The Vantagepoint Funds who are not “interested persons” of The Vantagepoint Funds, as that term is defined under the Investment Company Act of 1940.
Initial Public Offering. An Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
LLC Manager. A person who is named as a Manager of an RC Company that is organized as a limited liability company in, or designated as a Manager of a limited liability company pursuant to, a limited liability company agreement or similar instrument under which the limited liability company is formed.
National Market System. Any of the registered national securities exchanges and associations that permits participants to route orders to the participant displaying the best price nationwide.
Private Offering. A Private Offering means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or Rule 504, Rule 505 or Rule 506 (e.g., private placements).
RC Associate. Any officer, LLC Manager or employee of any RC Company (or of any current or future subsidiary of an RC Company).
RC Board. The Board of Directors of ICMA-RC.
Security. The term “Security” shall have the same meaning as set forth in Section 2(a)(36) of the Investment Company Act of 1940 and generally includes any stock, bond, investment contract or limited partnership interest, any put, call, straddle, option on any security or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle or option entered into on a national securities exchange relating to a foreign currency, or any warrant or right to subscribe to or otherwise acquire any security.
Subadviser. Any individual or firm that contracts with The Vantagepoint Funds and/or with VIA to manage any portion of The Vantagepoint Funds’ assets for compensation.
Third-Party Mutual Fund. A U.S. registered open-end investment company other than The Vantagepoint Funds and other than open-end ETFs.
VTC Board. The Board of Directors of VTC.